EXHIBIT 99.1

CHINA-BIOTICS, INC. PRESS RELEASE

Contact:
CCG Investor Relations
Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
E-mail: crocker.coulson@ccgir.com
Website:http://www.ccgir.com

For Immediate Release

CHINA-BIOTICS, INC. ANNOUNCES APPOINTMENT OF
NEW TRANSFER AGENT EFFECTIVE AUGUST 15, 2008

SHANGHAI, China, July 15 -- China-Biotics, Inc. (OTC BB: CHBT) (“China-Biotics,” “the Company”), a leading Chinese firm specializing in the manufacture, research, development, marketing and distribution of probiotics products, today announced the appointment of American Stock Transfer & Trust Company (“AST”) as its new transfer agent and registrar, effective August 15, 2008. AST, headquartered in New York, New York, replaces the Company’s former transfer agent and registrar, American Registrar & Transfer Company.

Consistently ranked #1 in the prestigious Group Five survey, AST has pioneered a unique, customer-driven approach to the provision of comprehensive transfer agency services. Founded in 1971, AST has grown to be the largest independent stock transfer agent in the United States.

Stockholders seeking information regarding stock transfer, lost certificates, and address changes may contact AST as follows:

For General Information

American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 www.amstock.com
Stockholder Toll-Free line: World Wide: Fax:	1-800-937-5449 1-718-921-8200 1-718-236-2641

About China-Biotics, Inc.

Headquartered in Shanghai, China-Biotics, Inc. was founded in 1999 and is one of China's largest suppliers of probiotics. Probiotics are beneficial live bacteria used as dietary supplements and food additives to improve intestinal health and digestion. The Company's product portfolio contains live microbials made with proprietary technology. Currently, these products are sold over-the-counter under the "Shining" brand through large distributors to more than 1,000 pharmacies and 100 supermarkets in Shanghai, Jiangsu and Zhejiang. Shining is one of the most recognized brands in Shanghai. China-Biotics plans to expand its retail sales to other major cities in China and is launching 300 Shining brand logistic centers in these cities. The Company's flagship product, "Shining Essence", has been a profit driver since its launch in April 2001. There is a significant demand for probiotics for use in the bulk additive market, which is currently met by imports. China-Biotics is building a new plant which will increase its production capacity manifolds to capture this market. For more information, please visit http://www.chn-biotics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company’s ability to market existing and new products, ability to access capital for expansion, changes from anticipated levels of sales, future national or regional economic and competitive conditions, changes in relationships with customers, dependence on its flagship product profits and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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